Exhibit 99.4
FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS
BUILDERS FIRSTSOURCE, INC.
58,571,428 Shares of Common Stock
Offered Pursuant to Rights Distributed to Record Stockholders of
Builders FirstSource, Inc.
, 2009
To Our Clients:
      Enclosed for your consideration are the Prospectus, dated                     , 2009 (the “Prospectus”), and the Instructions for Use of Builders FirstSource, Inc. Subscription Rights Certificates relating to the offering (the “Rights Offering”) by Builders FirstSource, Inc. (the “Company”) of shares of its Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record of shares of Common Stock, at the close of business on                     , 2009 (the “Record Date”). The Rights are described in the Company’s Prospectus.
     In the Rights Offering, the Company is offering an aggregate of 58,571,428 shares of its Common Stock (the “Underlying Shares”) pursuant to the Prospectus. The Rights will expire, if not exercised, by 5:00 p.m., Eastern Time, on                     , 2009, unless extended by the Special Committee of the Board of Directors of the Company, provided that the expiration date of the Rights Offering may not be extended by more than ten days without the prior written consent of JLL Partners Fund V, L.P. (“JLL”) and Warburg Pincus Private Equity IX, L.P. (“Warburg Pincus”) (as it may be extended, the “Expiration Date”).
     As described in the accompanying Prospectus, you will receive [•] Rights for every share of Common Stock carried by us in your account as of the Record Date, subject to adjustments to eliminate fractional Rights.
     Each whole Right will allow the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $3.50 per share (the “Subscription Price”). Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering. Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers 58,571,428 shares of Common Stock in the Rights Offering. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive [•] Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase [•] shares of Common Stock in the Rights Offering pursuant to your Basic Subscription Privilege.
     In addition, each holder of Rights (other than JLL and Warburg Pincus) who exercises his Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $3.50 per share, for additional shares of Common Stock up to the number of shares for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any shares are not purchased by other holders of Rights under their Basic Subscription Privileges as of the Expiration Date (the “Excess Shares”). “Pro rata” means in proportion to the number of shares of our common stock that you and the other Rights holders who have exercised your Basic Subscription Privileges on your Common Stock holdings have requested to purchase pursuant to the Over-Subscription Privilege. Each holder of Rights may exercise his Over-Subscription Privilege only if he exercised his Basic Subscription Privilege in full and other holders of Rights do not exercise their Basic Subscription Privileges in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges. For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Rights under the Basic Subscription Privilege in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Privilege. See “The Rights Offering—Subscription Privileges” in the Prospectus.
     JLL and Warburg Pincus have severally agreed to purchase from us, at the Subscription Price, unsubscribed shares of Common Stock such that gross proceeds of the Rights Offering will be no less than $75.0 million. In addition, to the extent gross proceeds of the Rights Offering are less than $205.0 million, each of JLL and Warburg Pincus has agreed to exchange up to $48.909 million aggregate principal amount of our Second Priority Senior Secured Floating Rate Notes due 2012 (the “2012 Notes”) indirectly held by it for shares of our Common Stock at an exchange price equal to the Subscription Price, subject to proration from the participation of other holders of 2012 Notes who submit for exchange their 2012 Notes for shares of our Common Stock not subscribed for through the exercise of Rights in the Rights Offering.
     The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”). The Rights will be transferable until the close of business on the last trading day preceding the Expiration Date, at which time they will cease to have value.
     THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.
     Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Time, on the Expiration Date. Once you have exercised your Rights under the Basic Subscription Privilege and the Over-Subscription Privilege, such exercise may not be revoked.

     If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing and returning to us the instruction form attached to this letter.
     With respect to any instructions to exercise (or not to exercise) Rights, the enclosed Beneficial Ownership Election must be completed and returned such that it will be actually received by us by 5:00 p.m., Eastern Time, on                     , 2009, the last business day prior to the scheduled expiration date of the Rights Offering of                     , 2009 (which may be extended by the Special Committee of the Board of Directors of the Company, provided that the expiration date of the Rights Offering may not be extended by more than ten days without the prior written consent of JLL and Warburg Pincus).
     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO [•], THE INFORMATION AGENT, AT THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: [•]. BANKS AND BROKERS PLEASE CALL COLLECT AT [•].

BENEFICIAL OWNER ELECTION
     The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of Common Stock of Builders FirstSource, Inc. (the “Company”).
     With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., Eastern Time, on                      , 2009, the last business day prior to the scheduled expiration date of the Rights Offering of                     , 2009 (which may be extended by the Special Committee of the Board of Directors of the Company, provided that the expiration date of the Rights Offering may not be extended by more than ten days without the prior written consent of JLL and Warburg Pincus).
     This will instruct you whether to exercise Rights to purchase shares of the Company’s Common Stock distributed with respect to the shares of the Company’s Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of Builders FirstSource, Inc. Subscription Rights Certificates.”
     Box 1. ☐ Please DO NOT EXERCISE RIGHTS for shares of Common Stock.
     Box 2. ☐ Please EXERCISE RIGHTS for shares of Common Stock as set forth below.
     The number of Rights for which the undersigned gives instructions for exercise under the Basic Subscription Privilege should not exceed the number of Rights that the undersigned is entitled to exercise.

		Per Share
	Number	Subscription
	of Shares	Price	Payment
Basic Subscription Privilege:	x	$3.50 =	$ (Line 1)
Over-Subscription Privilege:	x	$3.50 =	$ (Line 2)
	Total Payment Required		$ (Sum of Lines 1 and 2 must equal total of amounts in Boxes 3 and 4.)
     Box 3. ☐ Payment in the following amount is enclosed $          .
     Box 4. ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted:	$

Signature(s)

Please type or print name(s) below:

Date:                      , 2009